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                                                                   Exhibit 23(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Maine & Maritimes Corporation of our report dated February 14, 2003 relating to the financial statements, which appears in Maine Public Service Company and Subsidiaries' 2002 Annual Report to Shareholders, which is incorporated by reference in the Annual Report on Form 10-K of Maine Public Service Company for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated February 14, 2003 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Portland, Maine
April 15, 2003